Service Agreement
            Trustar Retirement Services & Potkul Capital Management LLC

This Service Agreement ("Agreement") is made and effective beginning on this August day of 4 2005 by and between Potkul Capital Management LLC ("you", "your") and Delaware Charter Guarantee & Trust Company, conducting business as Trustar Retirement Services ("we", "us", "our"). You and we are the "Patries" to this Agreement. Each of the Parties may be referred to separately as a "Party".

By signing this page, the Parties agree to all the terms of this Agreement and to be bound by any and all parts of it as if the Parties had signed at the end.

Capitalized terms used in this Agreement will have the meanings listed in the "Glossary" in Article I below.
Each of the Parties represents and warrants that it has the authority to enter into this Agreement and will be bound by it. Each individual signing this Agree-ment represents and warrants that she or he has, individually or together with any other persons signing this Agreement on behalf of the same Party, the au-thority to sign this Agreement and make it binding on the Parties.

This Agreement establishes the entire understanding of the Parties on the matters covered in the Agreement and supersedes and cancels any and all prior agreements, understandings, or representations between the Parties, whether written or oral, relating to these matters. We reserve the right to update this Agreement with respect to products and services offered by issuing Addendums to this Agreement as necessary.


Potkul Capital Management LLC                    Delaware Charter Guarantee &
                                                 Trust Company conducting busi-
                                                 ness as Trustar Retirement
                                                 Services
By: /s/ James B. Potkul                          By: /s/ Susan Judge
    ___________________                              ________________
Title: President                                 Title:  Snr Vice-President
Date: August 4, 2005                             Date:  August 9, 2005



                            Article II-SERVICES

We provide Services to you and your customers. These Services are listed on the Fee Schedules included in Artive V of this Agreement.

We rely on you and your Customers to give us the information that we need to provide the Services. Your cooperation and the cooperation of your Customers are important to our acting timely and accurately. We will not be obligated to per-form any Services if we do not receive timely , accurate, and complete informa-tion. Please note that not all Services will be available to all Tax-Advantaged Savings Accounts.

                       Article III-General Provisions

3.1 Engagement and Deposits

Engagement. You engage us to provide the Services. We accept that engagement.

Making Deposits. You will arrange for contributions from Customers to be made. We will not do so. We have no obligation to collect any contributions. We are not required to inquire about the payment or amount of any contribution.



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3.2 Our Obligations

We will provide Services for your Customers who establish self-directed invest-ment accounts with you, including your affiliates or agents, to fund their Tax-Advantaged Savings Accounts. These Services include:

   (a) Maintaining our IRS-approved retirement plans and trust/custodial docu-ments in compliance with applicable federal laws and regulations.

   (b) Providing Tax-Advantaged Savings Account forms and materials for you and and your Customers.

   (c) Maintaining Customer data, including beneficiary designations, as pro-vided by you.

   (d) Providing Internet account access for operational contacts and your correspondent firms as requested by you.

   (e) Providing a toll-free customer service telephone line for operational contacts, brokers and Customers during normal business hours.

   (f) Sending annual required minimum distribution notices to and, upon request , calculating require minimum distribution amounts for, Customers age 70 1/2 and older.

   (g) Remitting and reporting to appropriate agencies, under our taxpayor identification number as directed trustee tax, tax withholding as with-held and forwarded by you to us.


   (h) Preparing  IRS Forms 1099 and 5498 as required.

   (i) Mailing the Privacy Notice as shown in Exhibit A to this Agreement to Customers on an annual basis.


3.3 Limitations on Our Liability
In providing Services, or otherwise acting under this Agreement, we will not become the named fiduciary or administator of the Tax-Advantaged Savings Accounts, nor shall these Services make us a fiduciary with regards to the Tax-Advantaged Saving Accounts. The Parties agree that we are only a directed tru-stee and and that the Services we provide are ministerial in nature.

Our Duties and performance under this Agreement do not give us knowledge of any underlying fault or problem with regard to the Tax-Advantaged Savings Accounts or any Tax-Advantaged Savings Accounts Investments.

Furthermore, it is understood that our performance under this Agreement is heavily dependent on information provided to us by you or your delegate or customers. We will not be responsible for any improper performance of, or fail-ure to perform, any service set out in this Agreement that is due, in whole or in part, to receipt of no, or incorrect, data necessary to the performance of that Service by us.

This section shall survive the termination of this Agreement.

3.4 Your Obligations:
You agree to, and shall provide the following services, documents, and informa-tion, with respect to the Tax-Advantaged Savings Accounts established by your
Customers:




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   (a) Act as a custodian for all assets held by your firm in your Customers'
       Savings Accounts.

   (b) Provide us with a copy of all disclosure material sent to our mutual customers. Such material shall include, but is not limited to, the amount of fees charged for the customer's Trustar Tax Advantaged Savings Account and how such fees will be collected.

   (c) Provide the investment services requested by your Customer for his or her Tax Advantaged Savings Account including, but not limited to, processing contributions and loan payments (if applicable) to the Customer's Tax-Advantaged Savings Account.

   (d) Provide us with timely, comlete and accurate information necessary to properly establish and maintain the Tax-Advantaged Savings Account on our records, including contributions, distributions, and fair market value of assets.

   (e) Unless we agree to alternative arrangements, provide us daily with account information and a quarter reconciliation file of all Tax-Advan-taged Savings Account Information from your records. We will compare it against our account records for consistency and accuracy. We will notify you of errors to be corrected. You must provide data to us by using a transmission process and data format that is compatible with our record-keeping systems and acceptable to us.

       You will notify us immediately when you establish a Tax-Advantaged Savings Account so that we can build records for it. Tax-Advantaged Sa-vings Accounts must be funded when they are established. If a Tax-Advan-taged savings Account is opened without being funded and we receive No-tice from you and we are asked to close it within six (6) months of its establishment, no Closing Fees will be applied to it. If the Tax-Advan taged Savings Account is open for more than six (6) months, we will bill all applicable Fees, including Closing Fees, as listed in the appropriate Fee Schedules directly to you.

   (f) Process and maintain all documents, information and correspondence for the Tax-Advantaged Savings Accounts, including, but not limited to, applications, beneficiary designations, and the name of the individual responsible for Education Savings Accounts. You will make such documents available to us upon our Notice to you.

   (g) In the event of a bulk closing and transfer of Tax-Advantaged Savings Accounts to a Successor, you must pay us all applicable Fees, inlcuding Bulk Closing Fees, as listed in the Fee Schedules in Article V of this Agreement before such Transfer can take place. A separate Transfer Agreement will be prepared upon a Bulk Closing or a Transfer.

   (h) To the extent a Customer fails to pay our fees, we will authorize and direct you to, and you shall, liquidate Tax-Advantaged Savings Account assets (i) to pay the Fees and (ii) to deduct any other outstanding Fees that are due us from the proceeds of such liquidation. Our authoriza-tion and direction to you are consistent with, provided for, and allowed by, the Trust Agreements, Custodial Agreements, Disclosure Statements, or other relevant documents that are adopted by the Customer.

   (i) Withhold federal and state taxes from distributions and report and wire such monies within three (3) business days to us for submission to the IRS and state tax authorities. Reporting will include a breakdown of tax-withholdings per Tax-Advantaged Savings Accounts and will be done promptly so as to allow us to report and submit them to the appropriate federal and state taxing authorities within the time period required by law. Withholdings are pursuant to your Customer's instructions to us or to you, acting on our behalf under the Letter of Authorization shown in
       Exhibit B of this Agreement.    3
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   (j) Prepare and provide your Customers with periodic statements of assets and activity in their respective Tax-Advantaged Savings Accounts, inclu-ding an annual statement showing the fair value of each Tax-Advantaged Savings Account as of December 31 of each calendar year. For IRAs to which no reportable contributions were made for the year, you shall in-clude a legend on the annual fair market value statements designating which information on the statement is being furnished to the IRS. You shall sennd the annual fair market value statement to the customers, with an electronic file to us containing fair market details, no later than January 31 of the following calendar year. Should you fail to pro-vide the requred periodic statements of assets and activity or the annual fair market value statements to your Custoemrs or to us in a timely manner, we may, at our option, hire outside independent appraisers to value the fair market value of your Customers' accounts and we will invoice you for any and all expenses that we incur in this endeavor, in-cluding our time.

   (k) Provide annual certification to us that you have appropriate procedures in place and are verifying, on our behalf, the indentity of your Custom-ers as required by, and in compliance with all the provisions of section 326 of the USA PATRIOT Act. You shall effect such annual certification by completing and sending Exhibit C of this Agreement to us no later than December 31 of the year preeding the year of the certification. If you do not return the certification, Trustar will undertake the responsibility and may change the additional cost to you.

   (l) Potkul Capital Management LLC agrees to provide the following services with respect to 403(b)7 accounts established by Customers: Assure that investments in the accounts are restricted to mutual funds that can be valued on the statements of Potkul Capital Management LLC.

   (m) Potkul Capital Management LLC agrees to provide the following services with respect to Individual 401(k) accounts established by Customers:

       i. Unless we agree to alternative arrangements, provide us daily with Account Access files on deposits to the plan and a breakdown of contributions/payments information by the following types:
           * Salary deferrals
           * Catch-up deferrals
           * Employer profit sharing contributions
           * Rollover amounts
           * Loan payments

       ii. Unless we agree to alternative arrangements, provide us daily with Account Access files on withdrawals from the plan.
      iii. Submit loan apllications to us for authorization prior to disburse-ment.

   (n) Provide a list of authorized signers for your firm. the people on this list will be authorized to sign on behalf of your firm concerning daily operation issues with Trustar. Such issues include but are not limited to signing the statement of responsiblity, making changes to customized documents (if applicalbe), requesting marketing, training and other ser-vices for which a fee may be assessed, and signing the annual CIP certification.

3.5  Our Indemnification to You

You will not be held responsible and we will indemnify and hold you and your officers, directors, employees, former employees, affiliates and agents harmless from and against any and all losses, damages, costs, charges, counsel fees, pay-ments, expenses and liability arising out of or attributable to any or omissions regarding our obligations under this Agreement or our failure to comply with the terms of the Agreement. We will not indemnify you for your negligent acts or
intentional misconduct.                4
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3.6 Your Indemnification to Us

We will not be held responsible and you will indemnify and hold us and our officers, directors, employees, former employees, affiliates and agents harmless from and against any and all losses or damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any of your acts or omissions regarding your obligations under this Agreement or the failure of to comply with the terms of this Agreement. You will not indemnify us for our negligent acts or intentional misconduct.

3.7 Proprietary Information
Each party agrees to protect and treat proprietary information of the other Party as confidential, and not disclose proprietary information to third parties or to use such proprietary information for any purposes whatsoever other than to perform its respective obligations under this Agreement. Each Party will advise its employees, agents, and representatives with access to proprietary information of the other Party of the obligation to preserve the confidentiality of proprietary information and each Party will not cause or permit other persons or entities access to proprietary information of the other Party without such other Party's prior written consent.

Each Party agrees to comply with all applicable privacy and data protection laws and regulations which are or which may in the future be applicable to customer information, uncluding the Gramm-Leach-Biley Act (p.L. 106-102)(15 U.S.C. &6801 et seq.).

3.8 Confidentiality
Each Party acknowledges that, in connection with the performance of this Agreement or otherwise in the course of its dealings with the other Party, it may receive or learn confidential, business, trade secret, proprietary or other like information concerning the other Party or third parties to whom the other Party has an obligation of confidentiality ("Confidential Informa-tion"). Confidential Information may include, but is not limited to, person-al and/or health information about Customers who have applied for or purchased financial products or financial services from either Party. Each Party agrees that it will not disclose to any third party, either orally or in writing, any Confidential Information of the other Party without the prior written consent of the other Party, and that it will not appropriate any Confidential Information for its own or for the use of any third party, except to the extent, if any, to which a party may be compelled by law to make such a disclosure, in which event the party obliged to disclose shall notify the other party of the compulsion to disclose at the earliest moment possible so that the party having the direct duty of care with respect to the Confidential Information or the person or entity that is the subject of the Confidential Information may take action to quash or otherwise avoid or limit the disclosure. Confidential Information that is provided by one Party to the other shall be used by the recipient only for the purpose for which it was provided, and access to it shall be restricted to individuals who require the information (or access to the information) to further that purpose. Without limiting any of the foregoing, each Party agrees to take at least such pre-cautions to protect the other Party's Confidential Information as it takes to protect its own Confidential Information, and in any event shall take all precautions that are reasonably necessary to protect the security of the other Party's Confidential Information. Each Party further agrees that upon request of the other Party it will return to that Party all tangible items containing any of that Party's Confidential Information, including all copies , abstractions and compilations thereof, without retaining any copies of the items required to be returned. The obligations of this paragraph extend to the employees, agents, affiliates and contractors of each Party, and each Party shall inform such persons of their obligations hereunder.



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3.9 Governing Law
This Agreement shall be governed by, and provisions shall be construed in accordance with, the laws of the State of Delaware.

3.10 Duration and termination of Agreement
Duration of Agreement: This Agreement shall have a non-cancelable intial term of one (1) year beginning on August 1,2005. It is fully binding on the Parties. It will also extend to their respective successors and assigns. This Agreement shall automatically renew for additional one year periods. This Agreement can be terminated by either Party with at least ninety (90) days written notice after fulfilling the one-year initial term requirement. The obligations of each Party to the Customers are independent of the other Party's and may not run conterminously with this Agreement or with the other Party's contract(s) with the customer.

In the event of any material breach of this Agreement by one Party, the other Party may (reserving cumulatively all other remedies and rights under this Agreement and at law and in equity) terminate this Agreement by giving at least thirty (30) days' written notice to the breaching Party, provided, however, that any such termination shall not be effective if the Party in breach has cured such breach prior to expiration of said thirty (30) day notice period.

In the event a Party initiates or becomes the subject of any proceeding under any federal or state bankruptcy or insolvency law, makes an assignment for the benefit of its creditors, becomes insolvent, or if any substantial part of such Party's property becomes subject to any levy, seizure, assign-ment or sale for or by any creditor or governmental agency, the the other Party may terminate this Agreement by giving at least thrity (30) days' written notice of such termination and designating a date upon which such termination shall be effective.

The period between the Notice of and the date for, termination of this Agree-ment will be referred to as the "termination period" below.

Effect of termination. During the termination period, we will:

* Accept Notices regarding Transfers to the Successors, except for the last five days of the termination period,
* Accept Notices regarding the allocation of deposits except for the last 10 days of the period,
* Accept Notices regarding Transfers between Investments except for the last 10 days of the period,
* Cease to accept Notices regarding Transfers between Tax-Advantaged Savings Accounts when it is not possible for the Investments described in such Notices, due to their operations or issues of timing or other restrictions of the documents governing such Investments, to be liquidated prior to the end of the termination period.

Final confirmation will be made available with regard to all Tax-Advantaged Savings Accounts as of the end of the termination period. We will not be obli-gated to make any further reports regarding any of these Tax-Advantaged Savings Accounts.

Cooperation. The Parties agree to cooperate in all actions regarding the ter-mination of this Agreement. The actions required to terminate this Agreement are to be completed as soon as possible. This cooperation will include the continued provision of information and reports between the Parties that is re-sonably needed to affect the transfer of dtat and Investments necessary to end this Agreement and allow the Successor to perform its duties.

This paragraph will survive the termination of this Agreement.

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3.11 Miscellaneous
Assignment - Assets. We understand that none of the Investments are to be subject to any kind of anticipation, alienation, sale, transfer, assignment, pledge, charge, or encumbrance. We will act accordingly in providing the Services. Neither this nor anything in this Agreement may be interrupted as impairing our ability to collect fees.

Assignment _ Rights. Neither this Agreement, nor any right, title, interest, or performance with regard to this agreement may be alienated, assigned, anti-cipated, in any manner, without the express written agreement of both Parties
We may, however, assign our rights, duties, and obligations under this Agreement to an affiliate without anyone's agreement. We will provide notice of any such assignment to you.

Amendment. This Agreement may be amended,modified, or assigned only by an instrument in writing signed by duly authorized officers of both Parties. Not-withstanding the foregoing, the Fee Schedules in Article V may be modified by us but in no circumstances during the first year of this Agreement and then only with at least (60) days advanced Notice.

Waiver. It is understood and agreed that no failure or delay to exercise, nor any single or partial exercise of, any right, power, or privilege given or arising under this Agreement will operate as a waiver of future rights to exer-cise any such right, power, or privilege.

Force Majeure. We will incur no liability to you or any Customers and will not be responsible for delivery or non-delivery or error in transmission of reports or notices that is caused by third parties. We will also not be responsible for any delay in performance, of any obligation hereunder and for any loss to the extent that such delay in performance, or non-performance of such loss is due to forces beyond our reasonable control including delays, errors, or interrup-tions caused by third parties, any industrial, judicial, government, civil or military action, acts of terrorism, insurrection, or revolution, nuclear fusion, fission, or radiation, failure or fluctuation in electrical power, heat,light, air conditioning, or telecommunications equipment,or act of God.

This paragraph shall survive the termination of this Agreement.

Notices: All written notices shall be delivered to the respective Parties as follows:

   If to Potkul Capital:
   Potkul Capital Management LLC.
   3633 Hill Rd 3rd Flr.
   Parsippany, NJ 07054
   Attention: James Potkul

   If to Delaware Charter:
   Delaware Charter Guarantee & Trust Company
   1013 Centre Road
   Wilmington, DE 19805
   Attention: Business Development







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